SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ORPHAN MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
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          pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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


                             [LOGO] ORPHAN MEDICAL


                        13911 RIDGEDALE DRIVE, SUITE 475
                           MINNETONKA, MINNESOTA 55305
                            TELEPHONE (612) 513-6900

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 26, 1999

            The Annual Meeting of Shareholders of Orphan Medical, Inc. (the "Company") will be held Wednesday, May 26, 1999, at 3:30 p.m. (Central Standard
Time), at the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota 55402, for the following purposes:

      1. To elect six directors to serve until the next Annual Meeting of Shareholders;

      2. To ratify an amendment to the Company's 1994 Stock Option Plan increasing from 1,550,000 to 1,925,000 the number of shares of the Company's Common Stock reserved for issuance thereunder;

      3. To ratify the selection of Ernst & Young LLP as the independent public accountants of the Company for the fiscal year ending December 31, 1999; and

      4. To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

            The Board of Directors of the Company has designated the close of business on March 30, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock and Senior Convertible Preferred Stock at the close of business on that date will be entitled to vote.

            You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                        By Order of the Board of Directors

                                        /s/ John Howell Bullion
                                        -----------------------
                                        John Howell Bullion
                                        Chairman of the Board, Chief Executive
                                        Officer and Secretary

Minnetonka, Minnesota
April 9, 1999

                              ORPHAN MEDICAL, INC.

                        13911 RIDGEDALE DRIVE, SUITE 475
                           MINNETONKA, MINNESOTA 55305

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 1999


                                     GENERAL

            This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Orphan Medical, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 26, 1999, at 3:30 p.m. (Central Standard
Time), at the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota 55402, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy enclosed are being mailed to shareholders with the Company's Annual Report to Shareholders commencing on or about April 9, 1999.

The only matters the Board of Directors knows will be presented are those stated in Proposals 1, 2 and 3 of this Proxy Statement. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSALS 1, 2 AND 3. Should any other matter properly come before the meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such matter.

                          VOTING RIGHTS AND PROCEDURES

            Common Stock and Senior Convertible Preferred Stock shareholders (collectively, the "shareholders") of record at the close of business on March 30, 1999 will be entitled to vote at the Annual Meeting or any adjournments. As of that date, a total of 6,562,707 shares of such Common Stock and 7,798 shares of Senior Convertible Preferred Stock were outstanding (collectively, the "Voting Stock"), each share of Common Stock being entitled to one vote and each share of Senior Convertible Preferred Stock being entitled to voted on an "as converted" basis. On March 30, 1999, the Company's Senior Convertible Preferred Stock was convertible into an aggregate of 917,411 shares of Common Stock on an "as converted" basis, which approximates 117.647 shares of Common Stock for each share of Senior Convertible Preferred Stock. There is no cumulative voting. If a shareholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Voting Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

            Shares of the Company's Common Stock and Senior Convertible Preferred Stock represented by proxies in the form solicited will be voted in the manner directed by a shareholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for approval of the amendment to the Company's 1994 Stock Option Plan and for approval of the selection of Ernst & Young LLP as the Company's independent public accountants. So far as the management of the

Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.


                        PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS
            The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of six members. Six directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

            The Company's incumbent directors, John Howell Bullion, Michael Greene, W. Leigh Thompson, Ph.D., M.D., Julius A. Vida, Ph.D., William M. Wardell, M.D., Ph.D., and Lawrence C. Weaver, Ph.D., D.Sc. (Hon.), are being nominated for election at the Annual Meeting. Each of Messrs. Bullion and Greene and Drs. Thompson, Vida, Wardell and Weaver have indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, the person named as proxy in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information concerning the director nominees is set forth below.

JOHN HOWELL BULLION     Mr. Bullion, 47, has been Chief Executive Officer of the
                        Company since June 1994 and Chairman of the Board of Directors since December 30, 1998. Mr. Bullion is a co-founder of Chronimed Inc., the company from which Orphan Medical, Inc. was spun off in 1994. He has been a director of Chronimed since 1985. Prior to joining
                        Orphan Medical, Mr. Bullion served as President of
                        Bluestem Partners, an investment and consulting company;
                        Dahl & Associates, a soil and ground water remediation company; and Concurrent Knowledge Systems, Inc., a software development company. Mr. Bullion also served as partner and Vice President with First Bank System
                        Venture Capital Company for seven years.

MICHAEL GREENE          Mr. Greene, 37, has been a director of the Company since
                        July 1998. Mr. Greene is a partner at UBS Capital, LLC
                        ("UBS") and has been with UBS since it was founded in 1993. Prior to joining UBS, Mr. Greene was a senior member of the Union Bank of Switzerland's Leveraged
                        Finance Group from 1990 to 1992. Mr. Greene is a graduate of The College of Holy Cross with a B.A. in Economics and earned an M.B.A. from Harvard Business
                        School. Mr. Greene also serves as a director for Metrocall Inc., and Desa International.

W. LEIGH THOMPSON,      Dr. Thompson, 60, has been a director of the Company
PH.D., M.D.             since August 1995. Dr. Thompson is President and Chief
                        Executive Officer of Profound Quality Resources, Ltd., which provides worldwide consulting services to health institutions and manufacturers. From 1982 through 1995, Dr. Thompson held a number of executive positions with Eli Lilly and Company, where he had responsibility for animal and human product research, including Chief
                        Scientific Officer, Director, Executive Director, Vice
                        President, Group Vice President and Executive Vice
                        President. Prior to Eli Lilly and Company, Dr. Thompson was Professor of Medicine at Case Western Reserve
                        University. Dr. Thompson also serves on the boards of BAS, Inc., Corvas International, DepoMed,, Guilford
                        Pharmaceuticals, Inspire Pharmaceuticals, LaJolla
                        Pharmaceuticals, Maret Corporation, Medarex, Ontogeny and Ophidian Pharmaceuticals.

JULIUS A. VIDA, PH.D.   Dr. Vida, 70, has been a director of the Company since
                        October 1998. Dr. Vida is the President of Vida
                        International Pharmaceutical Consultants, which was founded in 1993. Dr. Vida also serves as a director for Biomatrix, Inc. and SuperGen, Inc. Past employment includes over 15 years experience with Bristol Myers
                        Squibb Co., last serving as Vice President, Business
                        Development, Licensing and Strategic Planning from 1991 to 1993. Dr. Vida earned his Ph.D. from the Carnegie
                        Institute of Technology and his M.B.A. from Columbia
                        University.

WILLIAM M. WARDELL,     Dr. Wardell, 60, has been a director of the Company
M.D., PH.D.             since August 1995. Since January 1996, Dr. Wardell has
                        been with Covance, Inc. (formerly Corning-Besselaar), a contract research organization, where he is the Senior
                        Scientific Officer. Dr. Wardell also serves as a director for PharMetrics, Inc. From January 1995 to
                        January 1996, Dr. Wardell was President of Wardell
                        Associates International, a pharmaceutical consulting firm. Prior to 1995, Dr. Wardell served as President of Protein Engineering Corporation, a privately held biotechnology company. Prior to joining Protein
                        Engineering Corporation, Dr. Wardell was Senior Vice
                        President of the Parke-Davis Pharmaceutical Research
                        Division of Warner Lambert Company. From 1983 to 1991,
                        Dr. Wardell was Vice President/Medical Director of
                        Boeringer Ingelheim Pharmaceuticals, Inc. and was a member of Boeringer Ingelheim's International Steering and Medical Committees, which had responsibility for worldwide research, development, clinical and regulatory programs. Prior to entering the pharmaceutical industry, Dr. Wardell was Associate Professor of Pharmacology and
                        Toxiology and Assistant Professor of Medicine at the University of Rochester Medical Center. Dr. Wardell has also been a Commissioner of the Pharmaceutical
                        Manufacturers Association's Commission on Drugs for Rare
                        Diseases, and a Vice President and Board member of the American Society for Clinical Pharmacology and
                        Therapeutics.

LAWRENCE C. WEAVER,     Dr. Weaver, 75, has been a director of the Company and
PH.D., D.SC. (HON.)     Chairman of its Advisory Board since August 1994. Dr.
                        Weaver also serves as a director for Zinpro Corporation, Zinpro Animal Nutrition, Inc., and is Chairman of
                        Chronimed's Advisory Board. Dr. Weaver has been Dean and
                        Professor Emeritus at the University of Minnesota since
                        1989. Dr. Weaver served as Dean of the College of Pharmacy at the University of Minnesota from 1966 through 1984, and as the Interim Dean from 1994 through 1996. From 1984 through 1989, Dr. Weaver was Vice
                        President for Professional Relations of the Pharmaceutical Manufacturers Association ("PMA") and
                        Executive Director of the PMA Commission on Rare
                        Diseases. Prior to 1966, Dr. Weaver held various scientific and management positions in the pharmaceutical industry. Dr. Weaver has received the FDA
                        Commissioners Award and other awards for his work in the orphan drug area, has organized several international symposia on orphan drugs and participated in the founding of other orphan drug companies.

            The affirmative vote of a majority of the shares of Voting Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BULLION AND GREENE AND DRS. THOMPSON, VIDA, WARDELL AND WEAVER.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
            During 1998, the Board of Directors of the Company held six meetings. The Board of Directors has established an Audit Committee consisting of Mr. Greene and Drs. Vida and Weaver, a Compensation Committee consisting of Mr. Greene and Drs. Wardell and Weaver and a Regulatory Oversight Committee consisting of Drs. Thompson, Wardell and Weaver. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met once during 1998. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors. The Compensation Committee met three times during 1998. The Regulatory Oversight Committee's function is to keep the Board informed on matters pertaining to the Company's regulatory compliance. The Regulatory Oversight Committee met four times during 1998. The Board of Directors does not have a standing nominating committee. Each director attended at least 75 percent of the meetings of the Board of Directors and committees upon which such director served during 1998.

            The Board of Directors has also established an Advisory Board consisting of eight individuals that advise the Company with respect to the planning or execution of its product acquisition and development programs. Each of the members of the Advisory Board has development or marketing expertise with respect to products under development by the Company. Members of the Advisory Board provide services to the Company on a nonexclusive basis and do not meet on a formal or regular basis. The Company consults with one or more members of the Advisory Board from time to time by means of meetings or telephone conference calls. Dr. Weaver, who is Chairman of the Advisory Board, is the only director of the Company who is also an Advisory Board member.

DIRECTOR COMPENSATION
            Directors who are not employees of the Company receive $10,000 annually for serving on the Board of Directors, plus a $200 fee for each meeting and a $100 fee for each telephone meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings.

            In addition, pursuant to the Company's 1994 Stock Option Plan (the "Stock Plan"), each new non-employee director automatically receives an option to purchase 25,000 shares on the date of such director's initial election to the Board of Directors. Each such option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and a term of ten years. In August 1994, pursuant to the Stock Plan, Dr. Weaver was granted options to purchase 25,000 shares exercisable at $5.00 per share. Dr. Weaver was also granted an option to purchase an additional 10,000 shares of Common Stock exercisable at $5.00 per share in recognition of his efforts relating to the Advisory Board. In August 1995, pursuant to the Stock Plan, Drs. Thompson and Wardell were granted options to purchase 25,000 shares of Common Stock exercisable at $7.625 per share. In June 1998, Drs. Thompson and Wardell were granted options to purchase an additional 12,500 and 15,000 shares of Common Stock, respectively, exercisable at $6.125 per share in recognition of their efforts relating to various matters pertaining to the Company's Busulfex and Xyrem clinical trial programs. In September 1998, Mr. Greene was granted options to purchase 25,000 shares exercisable at $7.8125 per share. In October 1998, Dr. Vida was granted options to purchase 25,000 shares exercisable at $6.625 per share. Directors who are employees of the Company receive no additional compensation for serving as directors.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
            COMPENSATION PHILOSOPHY
            The Compensation Committee determines the policies for and structure and amount of all compensation for the Board of Directors and the executive officers of the Company. The Compensation Committee's goal is to establish compensation policies and programs that will attract and retain qualified executives and align their financial interests closely with long-term shareholder interests. The Compensation Committee is composed entirely of directors who are not employees of the Company.

            The Company has a "pay for performance" compensation program for its executive officers. The compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's success and continued growth, while at the same time allowing the Company to attract and retain high-caliber executives. The Company's compensation practices reward executives commensurately with their ability (1) to meet the Company's established financial targets and other goals, through cash bonuses, and (2) to drive increases in shareholder value, through stock options.

            A central feature of the Company's compensation program is its emphasis on objective performance incentives. The Company's practice has been to establish annual financial performance targets and other goals at the outset of each year with the Compensation Committee, and to pay bonuses based on performance against these pre-established targets. In 1999, the Company expects to establish base salaries and annual bonus targets for its executive officers that are generally average in comparison to its peer companies. Achievement of these objective annual financial targets and other goals, is expected to give executives an opportunity to earn above average compensation based on performance.

            An additional aspect of the Company's compensation program is its use of stock options. Through the use of stock based incentives, the Company believes that an executive officer's interests will be aligned with the long-term interests of its shareholders. Executive officers are, thereby, given an incentive to not only meet their annual performance objectives, but also to achieve longer term strategic goals.

            EXECUTIVE OFFICER COMPENSATION PROGRAM
            The key components of the Company's compensation program for its executive officers are (a) base salary, (b) annual cash bonus compensation, (c) long-term incentive compensation in the form of stock options and (d) a 401(k) plan and certain medical and miscellaneous fringe benefits.

            BASE SALARY. The Chief Executive Officer makes annual recommendations to the Compensation Committee regarding the base salaries for the executive officers (other than the Chief Executive Officer). In making base salary recommendations, the Chief Executive Officer takes into account individual experience and performance, as well as specific issues particular to the Company. The Compensation Committee generally approves the Chief Executive Officer's base salary recommendations.

            The Chief Executive Officer reviewed the base salary of each executive officer in 1998. In determining the appropriate base salary for 1999, an executive officer's base salary for the previous year and individual performance, including performance in relation to performance targets for the current fiscal year, were considered. The Company believes it has established 1999 base salaries for its executive officers that are consistent with its compensation philosophy.

            Mr. Bullion, Chief Executive Officer, has an employment agreement with the Company that provides for an annual base salary of $175,000. During 1997, Mr. Bullion voluntarily reduced his base salary to $110,000 on an annualized basis through October 1998 and increased his base salary to $160,000 on an annualized basis from November 1998. The Compensation committee has not reviewed Mr. Bullion's base salary for 1999. However, unless Mr. Bullion decides to forgo his employment agreement rights in 1999, he has a contractual right to an annual base salary of not less than $175,000.

            ANNUAL CASH BONUS COMPENSATION. For the year ended December 31, 1998, the Compensation Committee awarded cash bonuses to all executive officers, except the Chief Executive Officer and Chief Operating Officer, and to other employees in recognition of achieving certain predetermined financial and operational objectives. The Compensation Committee, in its discretion, may award other cash bonuses to executive officers in future years.

            During 1998, Ms. Engel, Vice President of Sales and Marketing, Dr. Reardan, Vice President of Regulatory Affairs, and other employees were awarded cash bonuses under two different one-time incentive arrangements. Ms. Engel participated in a 1998 sales incentive program that provided a bonus potential of up to $74,250 for achieving predetermined sales goals. Ms. Engel earned approximates $69,000 under this program with respect to 1998 sales. Dr. Reardan participated in a product development incentive program that provided a bonus potential of $70,000 for the submission of a new drug application ("NDA") for two of the Company's principal products. Dr. Reardan earned approximately $35,000 under this program with respect to the Company's NDA submission in 1998 for Busulfex(TM) (busulfan) Injection and could earn $35,000 in a subsequent period if the Company successfully submits an NDA for Xyrem(TM) (sodium oxybate) oral solution.

            For 1999, Ms. Engel and Dr. Reardan have been given specified bonus targets, which could result in cash bonus compensation equal to approximately 30% of base salary. The Company believes it has established 1999 cash bonus incentive arrangements for Ms. Engel and Dr. Reardan that are consistent with its compensation philosophy.

            A cash bonus incentive arrangement for Dr. Houghton, Chief Operating Officer, and Mr. Bullion has not been established for 1999. The Compensation Committee intends to set goals for Dr. Houghton and Mr. Bullion based in part upon the achievement of Company wide financial objectives and in part upon individualized performance criteria, which are consistent with the Company's compensation philosophy.

            LONG TERM INCENTIVE PROGRAM. Stock options are granted to key management employees under the Company's 1994 Stock Option Plan. The purpose of the Stock Plan is to aid in maintaining and developing personnel capable of assuring the future success of the Company, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford them an opportunity to acquire a proprietary interest in the Company through stock options. The Stock Plan authorizes the Compensation Committee to grant stock options to executives and other key employees. All stock options outstanding were granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant and generally vest and become exercisable in installments over a four-year period. Options granted under the Stock Plan are issued to participants with terms of up to 10 years for incentive stock options or up to 15 years for nonqualified stock options.

            Stock options are granted upon commencement of employment after considering the recommendation of the Chief Executive Officer. In determining whether to recommend additional option grants to an executive officer and other employees, the Chief Executive Officer and the Compensation Committee typically consider the individual's performance and any planned change in functional responsibility. The stock option position of executive officers and other employees are reviewed on an annual basis. The Company's policy is to not grant stock options annually, but to review each individual's stock option position, at which point the Compensation Committee may or may not grant additional options in its discretion. The determination of whether or not additional options will be granted is based on a number of factors, including Company performance, individual performance and levels of options granted by other comparable companies.

            During 1998, Dr. Reardan, Vice President of Regulatory Affairs, and other employees participated in a one-time stock option incentive arrangement related to specific performance objectives in 1998. Dr. Reardan was granted in December 1997 an option to acquire 15,000 shares of the Company's

Common Stock under this arrangement, which became exercisable during 1998 when the Company submitted its NDA for Busulfex(TM) (busulfan) Injection.

            For 1999, Ms. Engel and other employees have been given specified stock option targets, which will result in additional options being granted and provide for the acceleration of vesting such options for achieving certain predetermined financial objectives. The Company believes it has established 1999 stock option incentive arrangements for Ms. Engel and other employees that are consistent with its compensation philosophy.

            Additional stock option awards for Dr. Houghton and Mr. Bullion have not been determined for 1999. On commencing employment with the Company in August 1998, Dr. Houghton was granted an option to purchase 100,000 shares of Common Stock at $7.8125, which will vest ratably and become exercisable over next 4 years. Mr. Bullion has options to purchase 350,000 shares of Common Stock at $5.00 per share, which are fully vested and exercisable. Additional stock option awards, if any, to Dr. Houghton or Mr. Bullion will be determined in a manner consistent with the Company's compensation philosophy.

            SAVINGS AND INVESTMENT PLAN AND OTHER BENEFITS. The Company maintains a 401(k) Savings Plan (the "Savings Plan"), which is funded by elective salary deferrals by employees. The Savings Plan covers executive officers and substantially all employees meeting minimum eligibility requirements. The Savings Plan does not require mandatory contributions by the Company, but discretionary contributions may be made at the election of the Company. Through December 31, 1998, the Company had not made any discretionary contributions to the Savings Plan. In addition, the Company provides medical and other miscellaneous benefits to executive officers that are generally available to Company employees. The amount of perquisites did not exceed 10% of total annual salary and bonus for any executive officer for the fiscal year ended December 31, 1998.

            CHIEF EXECUTIVE OFFICER COMPENSATION
            BASE SALARY AND ANNUAL BONUS COMPENSATION. Mr. Bullion's annual base salary and bonus compensation are set by the Compensation Committee of the Board using the same policies and criteria used for other executive officers. For the year ended December 31, 1998, the Compensation Committee did not award Mr. Bullion a bonus. However, the Compensation Committee approved the payment of previously earned base salary amounts that Mr. Bullion had voluntarily deferred during 1997 and 1998 amounting to approximately $16,000, which has been classified as bonus on the Summary Compensation Table. In evaluating the performance and setting the base salary and annual bonus compensation of Mr. Bullion, the Compensation Committee has taken into account his performance in positioning the Company for future profitability.

            STOCK OPTION AWARDS. Mr. Bullion has options to purchase up to 350,000 shares of Common Stock at $5.00 per share under the Stock Plan. One option is for 200,000 shares of Common Stock, all of which have vested as of December 31, 1998. The second option is for 150,000 shares of Common Stock, all of which have vested as of December 31, 1998.

            TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
            Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. However, the Stock Plan complies with Section 162(m) in order that compensation resulting from stock options under the Stock Plan will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). The Committee has not formulated any policy with respect to qualifying other types of compensation for deductibility under Section 162(m).

Michael Greene
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.)
William M. Wardell, M.D., Ph.D.
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE
            The following table sets forth the cash and non-cash compensation for the three (3) fiscal years ended December 31, 1998 earned by the Chief Executive Officer and all other executive officers of the Company.

                                                                                 Long-Term
                                                                               Compensation
                                                            Compensation          Awards
                                                        -------------------    ------------
                                                                                Securities
                                                          Base                  Underlying
    Name and Principal Position          Period Ended    Salary       Bonus     Options (2)
------------------------------------     ------------   --------    --------   ------------
John Howell Bullion                        12/31/98     $118,333    $ 16,000            --
  Chairman of the Board, Chief             12/31/97      136,250      24,000            --
     Executive Officer and Secretary       12/31/96      136,250      35,000            --

William Houghton, M.D. (1)                 12/31/98       71,212          --       100,000
  Chief Operating Officer                  12/31/97           --          --            --
                                           12/31/96           --          --            --

Dayton T. Reardan, Ph.D.                   12/31/98      124,087      35,000            --
  Vice President of                        12/31/97      111,986       3,500        38,000
     Regulatory Affairs                    12/31/96      107,673       3,750            --

Patti A. Engel                             12/31/98      111,344      68,943            --
  Vice President of Sales and              12/31/97      111,300       3,500        23,000
     Marketing                             12/31/96      106,599       3,750            --

(1) Dr. Houghton was hired as the Company's Chief Operating Officer in August 1998.

(2) Dr. Houghton's option for 100,000 shares are subject to and conditional on the Company's shareholders ratifying an amendment to increase the number of shares reserved for issuance under the 1994 Stock Option Plan.

EMPLOYMENT AGREEMENTS
            An employment agreement between the Company and John Howell Bullion, which initially expired on June 30, 1997, has been extended by the Compensation Committee of the Board through December 31, 1999. Mr. Bullion's employment agreement for 1999 provides for an annual base salary of $175,000. In addition, Mr. Bullion's employment agreement provides that if he is terminated by the Company for any reason other than by the parties' mutual agreement, his death, his total disability or his breach of any term of the employment agreement, then he will receive up to one year's salary, a bonus equal to the minimum bonus which would be payable for the fiscal year in which he was terminated and certain other benefits specified in the employment agreement. None of the Company's other executive officers have employment agreements.

STOCK OPTIONS
           OPTION GRANTS DURING TWELVE MONTHS ENDED DECEMBER 31, 1998
            The following table contains information concerning grants of stock options to certain executive officers named in the Summary Compensation Table above during 1998.

                               1998 OPTION GRANTS

                                                                                        Potential Realizable Value at Assumed
                                                                                             Annual Rates of Stock Price
                                                     Individual Grants                     Appreciation for Option Term (2)
                              -------------------------------------------------------   -------------------------------------
                                             % of Total
                                          Options Granted
                               Number of    to Employees     Exercise or
                               Options       Year Ended       Base Price   Expiration
          Name                 Granted        12/31/98        ($/Share)       Date             5%                  10%
-----------------------------------------     --------       -----------   ----------   ---------------     -----------------
William Houghton, M.D. (1)     100,000         71.17%         $7.8125        9/28/08        $491,324           $1,245,111

      (1) On September 29, 1998, an option to purchase 100,000 shares, which has a 10-year term, was granted to Dr. Houghton. Such option vested and became exercisable with respect to 20% of such shares on February 24, 1999 and will vest and become exercisable with respect to an additional 20% of the shares on each of September 29, 1999, 2000, 2001 and 2002. However, Dr. Houghton's stock option for 100,000 shares is subject to and conditional on the Company's shareholders ratifying an amendment to increase the number of shares reserved for issuance under the 1994 Stock Option Plan.

      (2) Potential realizable value is based on an assumption that the market price for the Company's Common Stock appreciates at the stated rate, compounded annually, from the date of grant until the expiration date of the option. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price over the term of the option will be at the assumed 5% or 10% levels, or at any other defined level.


   AGGREGATED OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 1998 AND VALUE
                      OF OPTIONS HELD AT DECEMBER 31, 1998
            The following tables summarizes stock option exercises in 1997 by the executive officers named in the Summary Compensation Table above, and the value of options held by such persons at December 31, 1997.

                                                                                   Value of Unexercised
                                                          Number of Unexercised    In-the-Money Options
                                                             Options Held at             Held at
                                  Shares                     December 31, 1998       December 31, 1998
                                Acquired on    Value          (Exercisable/           (Exercisable/
          Name                   Exercise     Realized       Unexercisable)        Unexercisable) (1)
---------------------------      --------     --------       --------------        ------------------
John Howell Bullion                 -0-          -0-          350,000/-0-              $962,500/$-0-

William Houghton, M.D.              -0-          -0-         20,000/80,000               $-0-/$-0-

Dayton T. Reardan, Ph.D.            -0-          -0-         61,200/13,800           $152,325/$22,425

Patti A. Engel                      -0-          -0-         46,200/13,800           $116,700/$22,425

(1) "Value" is based upon the difference between the per share option exercise price and the market value of the Common Stock at the date of exercise or the December 31, 1998 last sale price of $7.75.

COMPARATIVE STOCK PERFORMANCE
            The graph below compares the quarterly dollar change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ Total Return Index (U.S. Companies) and the NASDAQ Pharmaceutical Stock Index for the period beginning on December 31, 1994 and ending on December 31, 1998. The graph and table assume the investment of $100 on December 31, 1994, in the Company's Common Stock, the NASDAQ Total Return Index and the NASDAQ Pharmaceutical Stock Index.


                              [PLOT POINTS CHART]

--------------------------------------------------------------------------------------------------------------------
                                                                                                  NASDAQ
                                                            NASDAQ Stock Market               Pharmaceutical
      Quarterly Period           Orphan Medical, Inc.       Total Return Index              Total Return Index
----------------------------- ---------------------------- ---------------------------- ----------------------------
December 1994                           100.00                       100.00                       100.00

March 1995                               83.78                       109.02                       107.96
June 1995                               110.81                       124.70                       125.56
September 1995                          159.46                       139.71                       156.88
December 1995                           140.54                       141.42                       182.95

March 1996                              181.08                       148.02                       190.38
June 1996                               194.59                       160.11                       184.99
September 1996                          237.84                       165.81                       189.16
December 1996                           210.81                       173.96                       183.15

March 1997                              118.92                       164.60                       174.24
June 1997                               129.73                       194.77                       188.09
September 1997                          156.76                       227.72                       211.01
December 1997                           104.06                       213.56                       189.59

March 1998                              235.14                       249.44                       208.92
June 1998                               228.39                       256.67                       193.63
September 1998                          166.23                       232.36                       183.23
December 1998                           167.57                       299.68                       243.28
--------------------------------------------------------------------------------------------------------------------


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
            The table on the following page sets forth, as of March 30, 1999, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" above, and (iv) all directors and executive officers as a group. Unless otherwise noted, the shares listed in the table below are subject to sole voting and investment power of the indicated person.

            Beneficial ownership is determined and presented in the table on the following page in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to the securities. Shares of the Company's Common Stock subject to options currently exercisable or exercisable within 60 days of March 30, 1999, are deemed to be outstanding for purposes of computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                          Name                                         Number      Percentage
----------------------------------------------------------------    -----------    ----------
John Howell Bullion (1)                                               432,312         6.25%
William Houghton M.D. (2)                                              20,000         *
Dayton T. Reardan, Ph.D. (3)                                           67,910         1.03%
Patti A. Engel (4)                                                     51,200         *
Lawrence C. Weaver, Ph.D., D.Sc. (Hon.) (5)                            50,340         *
W. Leigh Thompson, Ph.D., M.D. (6)                                     25,000         *
William M. Wardell, M.D., Ph.D. (7)                                    26,000         *
Michael Greene (8)                                                      5,000         *
Julius A. Vida, Ph.D. (9)                                               5,000         *
Paul T. Lambert (10)                                                  325,000         4.95%
UBS Capital II LLC (11)                                               917,411        12.26%
All directors and executive officers as a group (9 persons) (12)      976,338         9.57%

* Less than 1 percent.

(1) Includes 350,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00 per share.
(2) Includes 20,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.8125 per share.
(3) Includes 37,000, 15,000 and 9,200 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00, $5.375 and $6.125 per share, respectively.
(4) Includes 37,000 and 9,200 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00 and $6.125 per share, respectively.
(5) Includes 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $5.00 per share.
(6) Includes 20,000 and 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.63 and $6.125 per share, respectively.
(7) Includes 20,000 and 6,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.63 and $6.125 per share, respectively.
(8) Includes 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $7.8125 per share.
(9) Includes 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable at a price of $6.625 per share.
(10) Paul T. Lambert has sole voting and investment power with respect to 325,000 shares of the Company's Common Stock. The number of shares owned by Mr. Lambert is based on a Schedule 13D filed by Mr. Lambert on February 26, 1998.
(11) UBS Capital II LLC has sole voting power with respect to 7,798 shares of Senior Convertible Preferred Stock, which is convertible into 917,411 shares of Common Stock. UBS Capital II LLC has voting rights with respect to the Common Stock on an "as converted" basis.
(12) Includes 573,400 shares that may be acquired within 60 days of March 30, 1999 through the exercise of options by all executive officers and directors as a group.

            CERTAIN TRANSACTIONS
            John Howell Bullion, Chief Executive Officer and a director of the Company, is also a director of Chronimed. Lawrence C. Weaver, Ph.D., a director of the Company, is also a director of Chronimed. Maurice R. Taylor, II, who was a director of the Company until his resignation in December 1998, is also Chief Executive Officer and a director of Chronimed. William B. Adams, who was Chairman of the Board of Directors of the Company until his resignation in December 1998, was Chairman of the Board of Directors of Chronimed from 1985 to June 1994.

                             SECTION 16(a) REPORTING
            Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during 1998. Due to an administrative oversight, each of William Houghton, an executive officer, and Julius A. Vida, a director of the Company, had filed late one Form 3 report relating to their initial statement of beneficial ownership of the Company's Common Stock. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1998, all other Section 16(a) filing requirements applicable to executive officers, directors and greater than ten-percent beneficial owners were satisfied.


            PROPOSAL 2: RATIFICATION OF AMENDMENT TO 1994 STOCK OPTION PLAN
            The Company believes that stock options are an important element of compensation in attracting and retaining executives, other key employees and outside directors, and in motivating and retaining skilled management personnel and outside directors. The 1994 Stock Option Plan (the "Stock Plan") adopted by the Board of Directors of the Company (the "Board") in August 1994 provided for the issuance of 1,250,000 shares of the Company's Common Stock. The Stock Plan was ratified by the Company's shareholders on October 5, 1995. The Stock Plan was amended by the Board on December 13, 1996, and ratified by the Company's shareholders on May 8, 1997, to increase the number of shares authorized for issuance thereunder from 1,250,000 to 1,550,000 shares. As of March 30, 1999, options to purchase 1,678,534 shares of the Company's Common Stock have been granted, net of cancellations and forfeitures, under the Stock Plan. However, options to acquire 128,354 shares of the Company's Common Stock, which were granted in excess of the 1,550,000 reserved for issuance under the Stock Plan, are subject to and conditional on the Company's shareholders ratifying an amendment to increase the number of shares reserved for issuance under the Stock Plan.

            The Stock Plan was amended by the Board on March 3, 1999, to increase the number of shares authorized for issuance thereunder from 1,550,000 to 1,925,000 shares. The amendment of March 3, 1999, is expressly subject to the ratification by shareholders at the 1999 Annual Meeting. If shareholders do not ratify the amendment at the 1999 Annual Meeting, any options granted under the Stock Plan in excess of 1,550,000 shares would become null and void. However, should shareholders fail to ratify the amendment to the Stock Plan, the Company would likely be severely constrained in its ability to attract and retain executives, other key employees and outside directors, and in motivating and retaining skilled management personnel and outside directors necessary for the Company's success.

SUMMARY OF THE STOCK PLAN
            The Stock Plan provides for the grant of options to purchase shares of Common Stock to any full or part-time employee of or any consultant to the Company. Options granted under the Stock Plan to full or part-time employees may qualify as incentive stock options under the Code or may be non-incentive stock options. Options granted to persons who are not full or part-time employees of the Company may not qualify as incentive stock options under the Code. The Stock Plan is administered by the Compensation Committee, which is comprised of non-employee directors selected by the Board. The Compensation Committee has the authority: (i) to determine the purchase price of the Common Stock covered by each option, (ii) to determine the employees to whom and the time or times at which such options shall be granted and the number of shares to be subject to each option, (iii) to determine the terms and provisions of each option agreement under the Stock Plan, including the designation of those options intended to be incentive stock options, (iv) to determine the terms and conditions for the vesting and exercise of each option, (v) to accelerate the time at which all or any part of an option may be exercised, (vi) to amend or modify the terms of any option with the consent of the optionee, (vii) to interpret the Stock Plan, (viii) to prescribe, amend and rescind rules and regulations relating to the Stock Plan, and (ix) to make all other determinations necessary or advisable for the administration of the Stock Plan, subject to the exclusive authority of the Board of Directors to amend or terminate the Stock Plan. The Stock Plan provides that no employee may be granted options for more than 400,000 shares of Common Stock in the aggregate in any calendar year. Determinations and interpretations with respect to the Stock Plan are in the sole discretion of the Compensation Committee, whose determinations and interpretations will be final and conclusive. The Stock Plan terminates on August 24, 2004, and no options may be granted after such date.

            The exercise price of an incentive option granted under the Stock Plan may not be less than the fair market value of the Common Stock on the date the option is granted (in the event that a proposed optionee owns more than 10% of the Company's Common Stock, any incentive stock option granted to such optionee must have an exercise price not less than 110% of the then fair market value). The exercise price of any non-incentive stock option granted under the Stock Plan is determined by the Compensation Committee, but may not be less than the fair market value of the underlying Common Stock on the date of grant. The term of each incentive stock option is determined by the Compensation Committee, but may not exceed 10 years from the date of grant (or, in the case of an incentive option granted to an owner of more than 10% of the Common Stock, five years). The term of any non-incentive stock option may not exceed 15 years. A person who has been granted an option under the Stock Plan may be granted additional options, but to the extent the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by such person during any calendar year exceeds $100,000, such options will be treated as options that do not qualify as incentive stock options.

            All stock options granted under the Stock Plan provide for an acceleration of vesting of such options in the event of a "change of control". A change of control is defined as any of the following: (i) a public announcement that any person has acquired or has the right to acquire beneficial ownership of 51% or more of the then outstanding shares of the Common Stock of the Company and, for this purpose, the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission; (ii) the commencement of or public announcement of an intention to make a tender or exchange offer for 51% or more of the then outstanding Common Stock of the Company; (iii) a sale of substantially all of the assets of the Company; or (iv) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the stock ownership of the Company to constitute a change of control of the Company. In the event of a change of control, all options grant under the plan and outstanding at the time of the change of control become immediately exercisable, regardless of the vesting requirements of such options pursuant the terms of the individual participant's stock option agreement.

            The Board may suspend or terminate the Stock Plan or any portion thereof at anytime. The Board may also amend the Stock Plan at any time, but such action may not, without the consent of the affected participants, adversely affect the rights or obligations of the participants under outstanding stock options. The Board may increase the number of shares of Common Stock that will be available for issuance under the Stock Plan, subject to shareholder approval. No amendment or modification of the Stock Plan, without approval of the shareholders of the Company, will be effective if shareholder approval of the amendment is then required pursuant to Rule 16b(3) under the Exchange Act or any successor rule, Section 422 of the Code, or the rules of the National Association of Securities Dealers, Inc. Options outstanding at the time the Stock Plan is terminated will continue to be exercisable in accordance with their respective terms.

FEDERAL INCOME TAX CONSEQUENCES
            This discussion sets forth only general federal tax principles affecting options which may be granted under the Stock Plan. Special rules may apply to option holders who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

            Under current federal income tax law, there are no federal income tax consequences to the Company or the option holder upon the granting of an option.

            An option holder who exercises an incentive stock option will not recognize income at the time of exercise for purposes of the regular income tax (although such option holder will realize income at such time for purposes of the alternative minimum tax in an amount equal to the amount by which the fair market value of the Common Stock received by the option holder exceeds the option price paid), and the Company will not be entitled to a tax deduction at such time. If the option holder holds shares of Common Stock received upon exercise of an incentive stock option for at least one year after exercise and two years from the date the incentive stock option was granted, then upon the sale of such shares, the option holder will recognize long-term capital gain and no tax deduction will be allowed to the Company. If the option holder sells or otherwise disposes of shares of Common Stock received upon exercise of an incentive stock option before such holding period is satisfied, then (a) the option holder will recognize ordinary income at the time of the disposition in an amount equal to the lesser of (i) the difference between the option price and the fair market value of the shares at the time the option was exercised, and
(ii) the difference between the option price and the amount realized upon the disposition of the shares, (b) such option holder will recognize short-term or long-term capital gain, depending upon whether the holding period for such shares is less or more than one year, to the extent of any excess of the amount realized upon the disposition of the shares over the fair market value of the shares at the time of exercise of the option, and (c) subject to the general rules concerning deductibility of compensation, the Company will be allowed a tax deduction in the amount that, and for its taxable year in which, the option holder recognizes ordinary income.

            Upon the exercise of an option which does not qualify as an incentive stock option, the option holder generally will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Subject to the general rules concerning deductibility of compensation, the Company will be allowed a tax deduction in the amount that, and for its taxable year in which, the option holder recognizes ordinary income upon the exercise of a non-incentive stock option.

            The Stock Plan provides that, with the approval of the administrators of the Option Plan, an option holder may exercise an option by tendering shares of Common Stock owned by the option holder in lieu of cash, in which case generally no gain or loss will be recognized by the option holder with respect to the tendered shares if the option holder has held the tendered shares for the required holding period, if any. In the case of an incentive stock option, no income will be recognized by the option holder upon the receipt of additional shares of Common Stock as a result of such an exercise. In the case of a non-incentive stock option, the option holder will recognize ordinary income as a result of such an exercise in an amount equal to the fair market value of that number of shares equal to the excess of the number of shares received upon exercise of the option over the number of shares tendered by the option holder.


VOTE REQUIRED
            The affirmative vote of a majority of the shares of Voting Stock represented at the Annual Meeting is required for the ratification of the amendment to the Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE STOCK PLAN.


            PROPOSAL 3: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has appointed Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements for the fiscal year ended December 31, 1998, and for all prior years. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other independent public accountants, but the Board of Directors will give consideration to such unfavorable vote.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


                             SOLICITATION OF PROXIES
            All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of the Company's Common Stock. Although proxies are being solicited primarily by mail, officers and regular employees of the Company who will receive no extra compensation for their services, may solicit such proxies by telephone, telegraph, facsimile transmission or in person.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING
            Any proposal by a shareholder to be presented at the 2000 Annual Meeting must be received at the Company's executive offices, 13911 Ridgedale Drive, Suite 475, Minnetonka, Minnesota 55305 not later than December 12, 1999. In addition, the form of Proxy issued with next year's Proxy Statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2000 Annual Meeting of Shareholders and which is not included in next year's Proxy Statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 25, 2000, and certain other conditions provided for in the Commission's rules have been satisfied.

                              ORPHAN MEDICAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 9, 1999, revoking all prior proxies, hereby appoints John Howell Bullion with full power to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Orphan Medical, Inc. (the "Company") to be held on May 26, 1999, and at all adjournments thereof, as specified below on each matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

1.  PROPOSAL TO ELECT SIX DIRECTORS

       [ ] For all nominees listed below (Except as marked to the contrary below)

       [ ]   WITHHOLD AUTHORITY to vote for all nominees listed below:
             John Howell Bullion, Michael Greene, Julius A. Vida, Ph.D. Lawrence C. Weaver, Ph.D., D.Sc. (Hon.),
             William M. Wardell, M.D., Ph.D., W. Leigh Thompson, Ph.D., M.D.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
2.  PROPOSAL TO RATIFY AMENDMENT TO 1994 STOCK OPTION PLAN.
       [ ]   FOR
       [ ]   AGAINST
       [ ]   ABSTAIN
3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.
       [ ]   FOR
       [ ]   AGAINST
       [ ]   ABSTAIN
4. IN THEIR DISCRETION , THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
            (continued and to be dated and signed on the other side)
                           (continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN ITEM 1, FOR ITEM 2, FOR
ITEM 3 AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

Please sign exactly as name appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                         _______________________________________
                                                       Signature

                                         _______________________________________
                                                Signature if held jointly

                                         Dated: ________________________________

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.